Exhibit 99

RAVEN INDUSTRIES, INC.	NASDAQ: RAVN	SIOUX FALLS, SD	RAVENIND.COM

Raven Industries Reports Fiscal 2014 Third-Quarter Results
Company Delivers Year-over-Year Earnings Growth and Record Third-Quarter Sales

Sioux Falls, SD-Nov. 21, 2013-Raven Industries, Inc. (NASDAQ: RAVN) today reported sales and earnings for its fiscal 2014 third quarter ended October 31, 2013.
Raven’s third-quarter net income was $12.3 million, or $0.34 per diluted share, versus year-earlier net income of $10.9 million, or $0.30 per diluted share. For the third quarter, sales were $104.9 million, a third-quarter record, versus $97.0 million in the prior-year third quarter. Sales rose strongly in the Engineered Films and Applied Technology divisions, growing 21 percent and 11 percent, respectively. Reflecting the continuing constraints on federal spending, Aerostar sales declined 8 percent.
For the nine months, net income totaled $34.6 million, or $0.95 per diluted share, versus $41.4 million, or $1.13 per diluted share, in fiscal 2013. Sales for the period were $302.0 million, versus last year’s $316.6 million.
“Gains in Engineered Films and Applied Technology drove third-quarter sales to record levels, despite U.S. government disruptions continuing to impact Aerostar,” said Daniel A. Rykhus, Raven’s president and chief executive officer. “While we anticipate near-term fluctuations across our divisions, we are pleased both by a strong quarter, as well as the fact that Raven is very well positioned for the long term.
“As a company, we serve relevant markets, with innovative solutions to problems that matter-hunger, security, energy independence and natural resource preservation. The investments we’ve made in technology, capacity and market expansions offer stability and the potential for growth. And by committing to continuous improvements in innovation, service and quality we will expand our competitive advantage and gain more opportunities.”
Agriculture Markets Drive Engineered Films Growth
For the fiscal 2014 third quarter, sales in Engineered Films rose to $40.2 million from $33.3 million a year ago. Operating income grew to $5.2 million, from $4.7 million in the year-earlier quarter.
Said Rykhus, “Barrier films for agriculture-fueled by sales of fumigation and silage films-led growth within Engineered Films. The addition of new extrusion capacity earlier in the year was a key factor in our ability to meet demand for these high-tech films. We also saw gains within our other markets, including energy, industrial and construction.”
Operating income, while up over the prior year, was constrained in the quarter due to substantially higher resin costs compared to a year ago, combined with market conditions that did not allow pass through.

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Raven Industries Fiscal 2014 Third-Quarter Results
November 21, 2013

Raven’s reclaim production line-designed to capture and recycle excess polymer material from internal manufacturing processes-is helping to provide cost savings and the company is implementing a new competitive pricing structure to reflect higher raw material costs.
Aerostar’s Vista Research and Lighter-Than-Air Sales Build
For the third quarter, Aerostar reported sales of $24.3 million, versus $26.4 million in the year-earlier quarter. Aerostar’s planned growth strategy emphasizes growing proprietary products over contract manufacturing. Strength in Vista Research and lighter-than-air products was offset by reduced contract manufacturing demand-including the completion of the company’s contract with the U.S. Army for the manufacture of T-11 parachutes. Divisional operating income was $2.7 million, versus $3.8 million in fiscal 2013-primarily due to lower volume.
Within Aerostar, Vista Research continued to produce strong sales, rising approximately 45 percent, driven by deliveries under existing contracts for Vista’s Smart Sensing Radar Systems. As previously disclosed, Vista Research was selected by Raytheon as a preferred radar solution for future U.S. and export opportunities.
Raven continues to support Google’s Project Loon-an initiative using Aerostar-designed and developed high-tech balloons to help provide Internet access to remote and underdeveloped areas. The program is still in its early stages and Raven is working with Google to establish and refine the initial platform and infrastructure. Going forward, Raven anticipates modest revenues from the project with the possibility of significant revenue growth in the first half of fiscal 2015, subject to the success of Project Loon.
Said Rykhus, “Declining contract manufacturing and growth of proprietary product lines are evidence of our strategic direction for Aerostar. We’re focusing on expanding our proprietary technology opportunities, including advanced radar systems, high-altitude balloons and aerostats to international markets. These three growth drivers have breakout potential-and that has us excited for the future.”
Applied Technology: New Products to Generate Growth
For the third quarter, sales in Applied Technology were $43.8 million, versus $39.5 million last year. Operating income was $15.1 million, compared to $12.3 million in the prior-year period. The increases stemmed from demand from OEM customers and rising performance in Brazil.
Said Rykhus, “Though we do anticipate fluctuations going forward, after-market demand for our precision agriculture products rose in the third quarter. What’s encouraging is that OEM demand also stayed robust for certain solutions, specifically Raven’s advanced guided steering systems and boom controls. Moreover, we’re seeing gains internationally in South America.”
On the product development front, in the fiscal third quarter Raven and Unverferth Manufacturing Co., Inc. introduced UHarvestTM-a first-of-its-kind grain cart system that provides more accurate yield data and streamlines how data is shared between machines in the field. UHarvest is the first grain cart system to integrate a moisture sensor on the cart itself, which provides operators with more accurate yield data as it is loaded from the combine.
Said Rykhus, “We have the capacity to grow our relationships with more than 30 OEMs as these customers adopt a broader range of our technology on their machines. The products that we’ve introduced in the past four months, including Viper 4, SmarTrax MD and Multi-Hybrid OmniRow, are Raven’s strongest ever, and will spur new growth in completely new lines of business.”

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Raven Industries Fiscal 2014 Third-Quarter Results
November 21, 2013

Strong Cash Position
At October 31, 2013, cash and investment balances were $48.6 million, up from $48.1 million a year ago. Nine-month operating cash flows were $37.2 million, versus $58.0 million in the prior year. Accounts receivable increased to $64.0 million, compared with $55.5 million at October 31, 2012. Inventories were $51.4 million, up from $50.0 million one year earlier.
Business Development Pipeline
Concluded Rykhus, “For the fourth quarter, we believe it will be difficult to match the growth we saw in the just-completed third quarter, but we still have opportunities that could fuel some year-over-year fourth-quarter earnings growth. Applied Technology will be driven by sales of our new products and improving international market performance, while Engineered Films will continue to leverage the agriculture opportunity and move forward with new film capabilities serving our construction, geomembrane and industrial segments. While we anticipate Engineered Films sales will rise year over year, they’ll likely moderate sequentially from third-quarter levels. Aerostar will continue to experience reduced demand from U.S. government customers, but we have opportunities to substantially offset this by increasing Vista Research and other proprietary product sales. We continue to reassign resources within Aerostar to support this transition.
“Looking ahead, I’m confident and optimistic about our long-term prospects for three primary reasons. First, Raven is well positioned. We serve a diverse set of markets, we’re financially sound and we remain true to our vision. Next, our purpose of solving great challenges gives the company relevance-the challenges we address are important to the world, our country and our communities. Lastly, we’re making tangible forward progress as evidenced by the growth areas of the business and our ability to meet those challenges. Going forward, we will continue to execute our strategy and generate profitable revenue from our existing core markets while driving growth in closely adjacent opportunities.”
Conference Call Information
Raven will host a conference call today, Thursday, Nov. 21, 2013, at 9:00 a.m. Central Time to discuss third-quarter performance. Analysts and investors are invited to join the conference call by dialing: 1-866-393-0676. Alternatively, the live call can be accessed through the Investor Relations section of the company’s website at http://investors.ravenind.com/. Please log on to the website at least 15 minutes early to register on the Events & Presentations page, and download and install any necessary audio software.
A replay of the conference call will be available two hours after the call ends through 11:59 p.m. CT on Thursday, Nov. 28, 2013. To access the replay, dial 1-855-859-2056 and enter conference ID: 93893001. A replay also will be available on the company’s website.
About Raven Industries, Inc.
Since 1956, Raven Industries has designed and manufactured high-quality, high-value technical products. Raven is publicly traded on NASDAQ (RAVN) and has earned an international reputation for innovation, product quality, high performance and unmatched service. With strengths in engineering, manufacturing, and technological innovation, Raven serves the precision agriculture, high performance specialty films, aerospace, and electronic manufacturing services markets. Visit www.RavenInd.com for more information.
Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies regarding the future. Without limiting the foregoing, the words “anticipates,” “believes,” “expects,” “intends,” “may,” “plans,” and similar expressions are intended to identify forward-looking statements. The company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act. Although management believes that the expectations reflected in forward-looking statements are based on reasonable assumptions, there is no assurance these assumptions are correct or that these expectations will be achieved. Assumptions involve important risks and uncertainties that could significantly affect results in the future. These risks and uncertainties include, but are

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Raven Industries Fiscal 2014 Third-Quarter Results
November 21, 2013

not limited to, those relating to weather conditions and commodity prices, which could affect sales and profitability in some of the company’s primary markets, such as agriculture, construction and oil and gas drilling; or changes in competition, raw material availability, technology or relationships with the company’s largest customers, risks and uncertainties relating to development of new technologies to satisfy customer requirements, possible development of competitive technologies, ability to scale production of new products without negatively impacting quality and cost, and ability to finance investment and working capital needs for new development projects, as well as other risks described in the company’s 10-K under Item 1A. This list is not exhaustive, and the company does not have an obligation to revise any forward-looking statements to reflect events or circumstances after the date these statements are made.

Contact Information
At the Company:	At Padilla CRT:
Tom Iacarella, Vice President and CFO	Marian Briggs
605-336-2750	612-455-1700
Thomas.Iacarella@ravenind.com	marian.briggs@padillacrt.com

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Raven Industries Fiscal 2014 Third-Quarter Results
November 21, 2013

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars and shares in thousands, except earnings per share) (Unaudited)

	Three Months Ended October 31,			Nine Months Ended October 31,
	2013	2012	Fav (Unfav)Change	2013	2012	Fav (Unfav)Change
Net sales	$104,938	$97,011	8%	$302,039	$316,600	(5)%
Costs of goods sold	72,998	67,436		208,448	215,826
Gross profit	31,940	29,575	8%	93,591	100,774	(7)%

Research and development expenses	3,958	3,498		12,183	10,462
Selling, general and administrative expenses	9,850	9,705		29,774	28,101
Operating income	18,132	16,372	11%	51,634	62,211	(17)%

Other (expense), net	(43)	(56)		(460)	(204)
Income before income taxes	18,089	16,316	11%	51,174	62,007	(17)%

Income taxes	5,796	5,454		16,550	20,554
Net income	12,293	10,862	13%	34,624	41,453	(16)%

Net income (loss) attributable to the noncontrolling interest	4	3		(1)	5

Net income attributable to Raven Industries, Inc.	$12,289	$10,859	13%	$34,625	$41,448	(16)%

Net income per common share:
basic	$0.34	$0.30	13%	$0.95	$1.14	(17)%
diluted	$0.34	$0.30	13%	$0.95	$1.13	(16)%

Weighted average common shares:
basic	36,462	36,363		36,434	36,333
diluted	36,649	36,530		36,614	36,540

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Raven Industries Fiscal 2014 Third-Quarter Results
November 21, 2013

RAVEN INDUSTRIES, INC.
SALES AND OPERATING INCOME BY SEGMENT
(Dollars in thousands) (Unaudited)

	Three Months Ended October 31,			Nine Months Ended October 31,
	2013	2012	Fav (Unfav)Change	2013	2012	Fav (Unfav)Change
Net sales
Applied Technology	$43,797	$39,534	11%	$134,069	$133,346	1%
Engineered Films	40,241	33,316	21%	111,998	111,195	1%
Aerostar	24,269	26,385	(8)%	66,706	78,865	(15)%
Intersegment eliminations	(3,369)	(2,224)		(10,734)	(6,806)
Total Company	$104,938	$97,011	8%	$302,039	$316,600	(5)%

Operating income
Applied Technology	$15,149	$12,289	23%	$46,176	$47,248	(2)%
Engineered Films	5,241	4,729	11%	14,765	20,727	(29)%
Aerostar	2,714	3,830	(29)%	5,484	7,581	(28)%
Intersegment eliminations	(23)	(25)		(61)	(87)
Total segment income	$23,081	$20,823		$66,364	$75,469
Corporate expenses	(4,949)	(4,451)	(11)%	(14,730)	(13,258)	(11)%
Total Company	$18,132	$16,372	11%	$51,634	$62,211	(17)%

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Raven Industries Fiscal 2014 Third-Quarter Results
November 21, 2013

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands) (Unaudited)

	October 31	January 31	October 31
	2013	2013	2012
ASSETS
Cash and cash equivalents	$48,648	$49,353	$48,087
Accounts receivable, net	63,960	56,303	55,462
Inventories	51,396	46,189	50,024
Other current assets	6,270	4,903	6,054
Total current assets	170,274	156,748	159,627

Property, plant and equipment, net	95,804	81,238	77,392
Other assets, net	34,486	35,224	35,156
	$300,564	$273,210	$272,175

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$15,470	$14,438	$13,262
Accrued and other liabilities	20,107	18,623	26,154
Total current liabilities	35,577	33,061	39,416

Other liabilities	18,657	18,702	19,178
Shareholders' equity	246,330	221,447	213,581
	$300,564	$273,210	$272,175

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Raven Industries Fiscal 2014 Third-Quarter Results
November 21, 2013

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED CASH FLOWS
(Dollars in thousands) (Unaudited)

	Nine Months Ended October 31,
	2013	2012
Cash flows from operating activities:
Net income	$34,624	$41,453
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,264	9,595
Other operating activities, net	(7,685)	6,998
Net cash provided by operating activities	37,203	58,046

Cash flows from investing activities:
Capital expenditures	(23,906)	(22,840)
Other investing activities, net	(613)	(125)
Net cash used in investing activities	(24,519)	(22,965)

Cash flows from financing activities:
Dividends paid	(13,094)	(11,430)
Other financing activities, net	(208)	(1,396)
Net cash used in financing activities	(13,302)	(12,826)

Effect of exchange rate changes on cash	(87)	(10)

Net increase in cash and cash equivalents	(705)	22,245
Cash and cash equivalents at beginning of period	49,353	25,842
Cash and cash equivalents at end of period	$48,648	$48,087

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